UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 27, 2006 (October 3, 2006)
iMEDIA INTERNATIONAL, INC.
(Exact name of Registrant as specified in charter)

Delaware	000-50159	56-2428786
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)
1721 21st Street
Santa Monica, California 90404
(Address of principal executive offices)
Registrant’s telephone number, including area code: (310) 453-4499
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions.
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

This Current Report on Form 8-K and other reports filed by the Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant’s management, as well as estimates and assumptions made by the Registrant’s management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Registrant or the Registrant’s management identify forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Registrant’s industry, operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 1.01	Entry into a Material Definitive Agreement
The Registrant hereby incorporates by reference the disclosures made by the Registrant in Section 5.02 of this Current Report on Form 8-K.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
Effective on October 3, 2006, Mr. David MacEachern resigned from the office of Chief Executive Officer of the Registrant. Mr. MacEachern shall continue to serve as Chairman of the Registrant’s Board of Directors. Mr. MacEachern shall now assume the position of “Chief Architect” which duties shall include directing the creative marketing processes as well as continuing to assist in overseeing the general management of the Registrant’s business and affairs.
Mr. MacEachern has served as the Registrant’s Chairman and Chief Executive officer since August 28, 2003. He has executive level experience as founder and CEO of several businesses. His experience includes developing, and managing companies in as diverse fields as marketing, advertising, graphic arts, cosmetics and business development. In 2000, he founded and was Chief Executive Officer for the Company’s predecessor, Mod Studios, Inc., and was responsible for conceptualizing and developing Hollywood Previews Entertainment iMagazine, the first interactive video magazine distributed on disc. In 1999, Mr. MacEachern founded the Modern Company, advertising, marketing and internet design company which developed some of the core technologies used by the Company to produce its products. Mod Studios ceased operations during 2002 and the Modern Company ceased all operations during 2002 that related to Registrant’s current business and has remained active pursuant to certain tax strategies of the Companies’ founders.
There are no family relationships between Mr. MacEachern and any directors, executive officers, or individuals nominated or chosen to become directors or executive officers, of the Registrant. Other than the foregoing, there have not been any transactions or proposed transactions during the last two years to which the Registrant was or is to be a party in which Mr. MacEachern had or is to have a direct or indirect material interest.
Effective on October 3, 2006 Mr. Henry Williamson was appointed Chief Executive Officer of the Registrant.
Mr. Williamson has over 17 years of experience in advertising, publishing and media sales. Mr. Williamson launched his career in media in 1989, becoming involved with film and television production and working with clients such as Buena Vista Entertainment (Disney), Chanticleer and Toyon Bay Productions. Mr. Williamson later moved into advertising sales with Charter Media where he worked to develop a new digital display channel: Marketplace 1. From 1992 to 1996, he worked to enhance local digital television programming in the Los Angeles market, as well as handling major cable network sales. Mr. Williamson later became employed by the Los Angeles Times in 1997, a newspaper founded by his ancestors. . His initial duties included developing direct mail and preprint programs for the newspaper’s automotive division, but Mr. Williamson was later promoted to manage retail display advertising for several major accounts. In 2003, Mr. Williamson was named Manager of the Year by the newspaper, at which time he was responsible for managing over 20% of all advertising revenue, and as Director of Retail Advertising, he managed the largest single advertising division for the newspaper. His personal clients included over 180 major retail accounts across all retail categories.
Mr. Williamson will receive the following compensation as Chief Executive Officer of the Registrant, pursuant to an Executive Employment Agreement dated October 2, 2006 by and between Mr. Williamson and the Registrant (the “Agreement”): i) base salary in the amount of $248,000 per year; ii) a one-time expense reimbursement in the amount of $50,000; iii) stock options exercisable for 2,500,000 shares of common stock of the Registrant within five years from the date of the Agreement at a per share exercise price equal to the closing price of the Registrant’s common stock as quoted on the Over The Counter Bulletin Board on October 2, 2006; iv) the reimbursement of all normal, usual, and necessary expenses incurred by Mr. Williamson in furtherance of the business and affairs of the Registrant; and v) the provision of any other rights and benefits made available by the Registrant to its senior executives from time to time. The foregoing summary of the Agreement is qualified in its entirety by reference to the full text of the Agreement which is attached to this Current Report on Form 8-K as Exhibit 10.1.
There are no family relationships between Mr. Williamson and any directors, executive officers, or individuals nominated or chosen to become directors or executive officers, of the Registrant. Other than the foregoing, there have not been any transactions or proposed transactions during the last two years to which the Registrant was or is to be a party in which Mr. Williamson had or is to have a direct or indirect material interest.

Item 9.01 Financial Statements and Exhibits
     (d) Exhibits.

Exhibit No.	Document

10.1	Executive Employment Agreement, dated October 3, 2006, by and among the Registrant and Mr. Henry Williamson.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 27, 2006	iMEDIA INTERNATIONAL, INC.

	By:	/s/Anthony J. Fidaleo
Anthony J. Fidaleo,
Chief Financial Officer